RETIREMENT AND TRANSITION AGREEMENT
THIS RETIREMENT AND TRANSITION AGREEMENT (the “Agreement”) made as of August 5, 2019 is by and between SONIC FOUNDRY, INC., a Maryland corporation having its principal offices at 222 West Washington Avenue, Suite 100, Madison, Wisconsin 53703 (hereinafter referred to as “Sonic Foundry” or the “Company”), and KENNETH MINOR (hereinafter referred to as “Minor”).
WITNESSETH:
WHEREAS, Sonic Foundry has employed Minor, and Minor has been employed by Sonic Foundry as Chief Financial Officer since June 1997, and since March 31, 2014, pursuant to the terms of a certain amended and restated employment agreement, dated of even date therewith (the “Employment Agreement”); and
WHEREAS, Sonic Foundry and Minor have mutually agreed that effective October 1, 2019 (the “Effective Date”), Minor shall retire from his capacity (i) as Chief Financial Officer of Sonic Foundry, (ii) as a member of the Board of Directors of Sonic Foundry Media Systems, Inc., Mediasite K.K., and Sonic Foundry International B.V., and (iii) as an officer of Sonic Foundry Media Systems, Inc. and Sonic Foundry International B.V., but shall serve in the capacity of Senior Financial Advisor through September 30, 2020; and
WHEREAS, this Agreement is intended to set forth the mutual understanding and agreement of the Company and Minor regarding the transition of Minor from Chief Financial Officer of the Company to Senior Financial Advisor.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties agree as follows:
First: Resignation.
Minor hereby resigns as (i) Chief Financial Officer of the Company, (ii) a member of the Board of Directors of Sonic Foundry Media Systems, Inc., Mediasite K.K., and Sonic Foundry International B.V., and (iii) an officer of Sonic Foundry Media Systems, Inc. and Sonic Foundry International B.V., effective as of the Effective Date. Minor agrees to serve as Senior Financial Advisor to the Company from the Effective Date through September 30, 2020, (the "End Date", and such period, the "Consultancy Period"). Except as provided herein, following the Effective Date, the Company will have no further obligations to Minor, and Minor shall have no further obligations to the Company, including under the Employment Agreement. Capitalized terms used in this Agreement that are not defined in this Agreement have the meanings used or defined in the Employment Agreement.
Second: Continuing Duties.
(a) During the term of this agreement, Minor agrees to provide transitional services to the Company. Transitional assistance will relate to the transition of Minor’s existing employment responsibilities to his successor. During the term of this Agreement, Minor agrees to make himself reasonably available to provide transitional assistance reasonably requested by the Company, and Minor will not accept any other employment, consultancy or position that would interfere in any way with Minor’s duties and responsibilities hereunder. In the event Company requests Minor perform services of a nature similar to any portion of his duties previously performed that is in excess of assistance in transitioning duties to a successor, a separate agreement will be negotiated to document such services. During the term of this agreement, Minor will report to the Chief Executive Officer of the Company.

(b) During the term of this agreement, and in the event Minor elects that Company provide health insurance coverage to him, Minor will receive $185,000 per year, payable bi-weekly at a rate of 7,115.38, but, except as set in paragraphs (c) and (d) below, will not be eligible for any other compensation or benefits, including those set forth in the Employment Agreement. In the event Minor does not elect that Company provide health insurance coverage to him, Minor will receive $200,000 per year, payable bi-weekly at a rate of $7,692.31. In addition, all of Minor’s existing options shall fully vest on the Effective Date and shall not expire by virtue of Minor’s termination of active employment hereunder. (For purposes of the expiration of such options, Minor’s employment shall be considered terminated at the End Date). In the event of the death of Minor during the Consultancy Period, the remaining unpaid amount under this paragraph (b) shall be paid in one lump sum to Minor’s estate. In the event of the disability of Minor during the Consultancy Period such that Minor is unable to perform his duties hereunder, the remaining unpaid amount under this paragraph (b) shall be paid to Minor .

(c) Minor shall be entitled to reimbursement for all reasonable business expenses incurred in connection with the performance of his responsibilities pursuant to this Agreement, including mileage reimbursement and hotel and other expenses incurred in Madison or in other locations where travel is requested.

(d) During the Consultancy Period, Minor shall be entitled to elect to receive, at the Company’s expense, medical insurance in the amounts and with coverage as previously provided to him. In the event Minor does not so elect, compensation will be adjusted pursuant to paragraph (b) above.
Third: Restrictive Covenants.
Notwithstanding anything to the contrary in this Agreement or the Employment Agreement, all of Articles Sixth and Tenth of the Employment Agreement (including but not limited to the restrictions on competition set forth in Article Tenth thereof, and Minor’s obligation to protect the Company’s confidential information set forth in Article Sixth thereof) will continue to apply to Minor (a) with respect to Minor’s obligation to protect the Company’s confidential information set forth in Article Sixth, indefinitely, and (b) with respect to the restrictions on competition set forth in Article Tenth, during the Transition Period and the Relevant Period. For the avoidance of doubt, the "Relevant Period" is the longer of the period from the End Date through the first anniversary thereof or such longer period as may be set forth or understood from the Employment Agreement.
Fourth: Cancellation of Note
The Company hereby agrees to cancel and to not enforce any rights it may have with respect to a certain promissory note made by Minor, on January 3, 2000, in the original principal amount of $25,000 plus any accrued interest (the proceeds of which Note were used to purchase common stock of the Company on a no-recourse basis). The parties agree that the value of the 1,000 shares purchased pursuant to the no recourse note is the closing price of Company stock on the Effective Date and Company will accordingly report the forgiveness of such Note on a form 1099 or W2, equal to the value of the stock that supports the Note on the Effective Date.

Fifth: Indemnification.

Nothing in this Agreement will affect the Company’s rights to indemnification from Minor in the event Minor breaches Article Third hereof.

Sixth: Arbitration; Governing Law
Any controversy or claim arising out of, or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Madison pursuant to the laws of the State of Wisconsin in accordance with the rules then obtaining of the America Arbitration Association, and judgments upon the award rendered may be entered in any court having jurisdiction thereof. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Wisconsin. The arbitrators shall have the power in their discretion to award attorneys’ fees and other legal costs and expenses to the prevailing party in connection with any arbitration.
Seventh: Notices

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail to Kenneth Minor, at S8749 Waters Edge Way, Prairie du Sac, WI 53578, or to Sonic Foundry, at its principal office.
Eight: Waiver of Breach
The waiver by Sonic Foundry of a breach of any provision of this Agreement by Minor shall not operate or be construed as a waiver of any subsequent breach by Minor.
Ninth: Assignment
The rights and obligations of Sonic Foundry under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Sonic Foundry.
Tenth: Entire Agreement; Written Amendment
This instrument contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may only be amended, modified, extended or discharged and the provisions of this Agreement may only be waived by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Without limiting the generality of the foregoing, except as set forth herein, all terms and provisions set forth in the Employment Agreement shall be of no further force or effect.
Eleventh: Equitable Relief; Partial Enforcement
Sonic Foundry and Minor have agreed that violation or breach of Article Third will result in irreparable injury to the Company and shall entitle the Company to equitable relief in addition to any other remedies provided at law. Sonic Foundry and Minor have further agreed in the event that only a portion of Articles Third shall be deemed enforceable or valid that portion of such Article as shall be enforceable or valid shall be enforced. Sonic Foundry and Minor have further agreed that the court making a determination of the validity or enforceability of such Article shall have the power and authority to rewrite the restrictions contained in such Article to include the maximum portion of the restrictions included within such Article as are enforceable, valid and consistent with the intent of the parties as expressed in such Article. In the event that any court rather than arbitration proceeding is initiated by Sonic Foundry in order to obtain equitable relief per this Article Eleventh, absent assertion of a frivolous claim or defense, each party shall bear its or his own legal expenses in connection with such proceeding.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SONIC FOUNDRY, INC.

By:	/s/ Michael Norregaard
Its:	Chief Executive Officer

/s/ Kenneth Minor
Kenneth Minor